Sirocco Energy

Unique wind turbine technology for urban environments capable of saving up to 80% of electricity costs. Yearly Market Opportunity exceeds $130 Billion. Patented technology.


SIROCCO
ENERGY
Shape the Future
of the Urban Wind

Invest

$99.84 minimum investment

DEADLINE: March 29, 2024

in 3 months

SHARE PRICE
$1.04

TOTAL RAISED
$8,345

VALUATION
$8,986,640

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Novel wind generation for the urban environment

Sirocco Energy creates an efficient, customizable, low-noise turbine fit for urban and suburban use.

Our modular design allows for easy installation and servicing, and has wide applicability ranging from commercial real estate to residential housing, to EV charging stations. Overall, we believe we can help **save up to 82% on electricity costs**. Backed by 183 years of combined leadership experience and six years of research and development, we have now **successfully developed & patented technology**. We have received **funding and accolades from EBRD** (European Bank for Reconstruction and Development) and successfully **raised more than $1 million**.



Sirocco Energy Turbines aim to make clean energy safe, affordable, and easy to use for all.



Product Summary

LOW NOISE	41dB Sound Level	50% Aerodynamic Efficiency
LITTLE VIBRATION	0.9mm/s Max Vibration	4 cents per kWh
AFFORDABLE	60μm Max Displacement	safe for birds
CUSTOMIZABLE	3m/s Cut-in Wind Speed	55 m/s Cut-out Wind Speed

Designed for urban and suburban areas alike - we're offering the market a new type of wind generator. A key feature being the ability to be installed near people, not out in the middle of nowhere.






3.28

That means our solution is not only accessible, but it's also efficient, affordable, customizable, and quiet - solving a range of problems for:

Efficient, affordable, customizable and quiet

Solving a range of problems for

- Availability of the renewable energy in cities
- High-energy prices
- Costs of energy transmission
- Inefficient small wind turbines

THE PROBLEM & OUR SOLUTION

The Problem & Our Solution

Cities consume 78% of the world's resources, generating 60% of greenhouse gasses

Source: https://www.un.org/en/climatechange/climate-solutions/cities-pollution

Current energy-saving solutions tend to be challenging in cities because of high noise and vibration levels.

Sirocco Wind Turbine generates twice as much energy as a classical wind turbine of the same capacity, at a typical wind speed of urban locations, and up to 30% more energy at nominal wind speed.


2x as much energy
30% more energy
at nominal wind speed

Efficiency in real conditions


4 kW
3 kW
2 kW
1 kW
SIROCCO
WIND TURBINE
2300W
1050W
CLASICAL
WIND TURBINE
5 m/s
10 m/s
15 m/s

Our 10 kW model requires 3.5 times less space than traditional wind turbines of the same power capacity. The efficiency of space utilization may only grow with capacity increase and can reach up to 10 times difference. This means that we can fit 10 times more wind generators on a given piece of land compared to the traditional models.


D=6m
0,8m²
S=45m²
D=2.4m
S=23m²
0,8m²

Unlike typical generators, our wind turbine has not a rotational, but linear motion - similar to how birds' wings move while flying. Sirocco Wind Turbine is equipped with a wind tracking system, which ensures maximum generation efficiency at every moment. During the storm winds, the turbine stops in a position parallel to the wind direction - making it safe for both people and the mechanism itself.











With innovative shape, Sirocco has managed to achieve a **lower price per nominal power output compared to other wind generators.**


That's because...
Few small generators are cheaper to produce than typical large ones
Absence of reduction gear which is a very expensive component
Blades are produced by extrusion - a novel production method

Another significant advantage of Sirocco Energy's technology is that it is bird-safe. Currently, the U.S. Fish and Wildlife Service estimates that there are around 140,000 and 500,000 turbine-related bird deaths in the US each year (source). Globally, it's predicted that bird deaths resulting from wind turbines could increase to over 2 million per year by 2050 (source).

SAFE FOR BIRDS



Sirocco wind turbines have short blades and instead of rotational movement, they have translational movement. The blade moves at the same speed along its entire length, which ensures that the speed of the blade edges is not very high. For a bird, the Sirocco wind turbine is like a wall that it sees and safely flies around.

SUCCESS TO DATE

- Affordable, customizable, low noise turbine fit for **urban & suburban** use
- Successfully **developed & patented technology** after 6 years of R&D
- **Twice as much energy** as classical wind turbines of the same capacity
- **Over $1 million** previously raised
- **$133 billion market** opportunity
- **Wide applicability:** commercial real estate, residential housing, EV charging stations
- Received funding & accolades from **European Bank for Reconstruction and Development** (EBRD)
- Safe for **birds**

Business model

Leasing & Purchasing Turbines

We mean it when we say we prioritize accessibility.

Our business model is based on turbine leasing and purchase. Leasing allowing customers to easily start using Sirocco Wind Turbines without an initial investment. This model also creates a stable revenue stream for Sirocco Energy.

Business Model

Leasing or Purchase of the Turbines

COMMERCIAL

580K
Factories

620MW
average annual electricity consumption of a factory

$5,260
Monthly lease payment

EV CHARGING STATIONS

114K
Stations

120MW
average annual electricity consumption of a station

$833
Monthly lease payment

RESIDENCIAL

132M
Units

11MW
average annual electricity consumption of a house

$76
Monthly lease payment

MARKET

The Market & Our Traction

There's a huge need for clean energy solutions

Global energy investments reached $2.4 trillion in 2022, with the anticipated rise coming mainly in clean energy (source).

$2.4T

Global energy investment value in 2022

$17.1B

Estimated global small wind power market by 2030

The global small wind power market was estimated at $7.4 billion in 2020, and is expected to hit $17.1 billion by 2030 (source). This level of growth is expected without factoring in the effect of our product entering the mass market (source).

133 Billion Yearly Market Opportunity

Revenue from the factories: Factories **580**K x Monthly Lease $**5,260** x **12**M = **31** BLN

Revenue from the stations: Stations **108**K x Monthly Lease $**833** x **12**M = **1** BLN

Revenue from the houses: Houses 132M x Monthly Lease $76 x 12M = 101 BLN

Forward-looking projections are not guaranteed.

PRESS

- **KingsCrowd**
  Sirocco Energy Founder Anna Pryimak on Bringing Wind Energy to Urban Areas
- **Tech Startups**
  Startup Sirocco Energy is rethinking urban wind energy
- **Blue and Green Tomorrow**
  How Sirocco Energy's Wind Turbines are Revolutionizing the Green Energy Industry
- **Value Walk**
  4 Innovative Start-Ups To Watch In 2021
- **The European Business Review**
  Meet Sirocco Energy Wind Turbines: The Urban Wind Generator Ready To Take The World By Storm
- **HackerNoon**
  Understanding Sustainability and Renewable Energy with Taras Vodyanyy
- **Information Age**
  The future of clean urban energy

OUR TEAM AND HISTORY

Our Team and History








SIROCCO



Our team of 14 hails from the backgrounds in marketing, engineering, aerodynamics, and hardware development - collectively making up 183 years of professional experience.


Explore the Evolution of Sirocco Energy
Watch the video





Taras Vodyanyy

CEO

Serial entrepreneur. 15 years of experience in management, marketing and sales. Founder of the marketing agency TAK.

Anna Pryimak

COO

Organizational psychologist with 11 years of management experience. Co-Founder of the hardware startup incubator DIY LAB.



Oleksandr Pryjmak

CTO

Highly experienced engineer and inventor with the wide expertise in fields from mechanical engineering to aerodynamics. Previously worked with traditional wind turbine production.

Why Invest

Renewable energy is the future

We believe the global energy crisis will only progress, and so are the investments in the clean energy.

The mission of the company is to make urban wind generation accessible and reliable, eliminating current negative implications such as noise, vibration, and high expense. We aim to provide the opportunity to harness clean energy in the world's most energy-consuming areas - cities.


80% more affordable
than average electricity provider, we've found

With this capital raise, we plan to focus on production expansion of our wind turbines, aiming to become an energy distributor. Our price per kW leasing model is already up to 80% in certain states.

When looking to the future, the renewable energy sector and urban energy production landscapes are shifting. In 2022 alone Con Edison Clean Energy Businesses was acquired by RWE Renewables Americas for $6.8 billion, and Archaea Energy Inc was acquired by BP for $4.1 billion (source).


Help us provide companies and households with affordable cleantech solution, and offer them energy independedence

Invest in Sirocco, and invest in efficient, affordable energy for the future!

Hear from other investors:

- Testimonial from Greg Angell
- Testimonial from Mark Erjavec


Invest to the future of clean energy!

USE OF PROCEEDS

If the offering's maximum amount of $1,000,001 is raised:

Use	Value	% of Proceeds
Research & Development	$200,000	20.0%
Marketing	$300,000	30.0%
General & Administrative	$300,000	30.0%
Legal	$151,000	15.1%
Intermediary fees	$49,000	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Sirocco Energy . This offering must raise at least $10,000 by March 29, 2024 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Sirocco Energy may issue additional securities to raise up to $1,000,001, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

9,602,539 shares
× $1.04 per share

$9,986,641 implied valuation

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

› Form C on October 30, 2023

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website

UPDATES

Dec 24, 2023 • Happy Holidays from the Sirocco Energy...

Dec 21, 2023 • In today's update, we wanted to talk about what...

Oct 30, 2023 • Primary offering of 961,539 shares at $1.04

Oct 30, 2023 • Filed Form C

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